 Exhibit 10.1

Summary description of the Company’s 2010 Cash Bonus Plan for Management

On January 11, 2010, upon the approval of the operating plan for fiscal 2010 of The Orchard Enterprises, Inc. (the “Company”), the Compensation Committee of the Board of Directors of the Company established cash bonus targets and performance criteria for performance-based cash awards to the Company’s management for fiscal 2010.  The following table presents the fiscal 2010 bonus targets established by the Compensation Committee for the Company’s named executive officers:

Name	Title	Fiscal 2010 Bonus Target

Brad Navin	Interim Chief Executive Officer	$125,000
Nathan Fong	Chief Financial Officer	$75,000

For each of the named executive officers, the bonus for fiscal 2010 is based one-third on achieving revenue metrics as reported on a GAAP basis, one-third on achieving EBITDA metrics as reported in the Company’s earnings releases and one-third on the discretion of the Compensation Committee.

The target revenue and EBITDA metrics include a range of targets based on the 2010 operating plan which could result in the named executive officers receiving a percentage (which could exceed 100%) of their bonus target amounts depending on where the actual results fall within the range of the established metrics.  Actual bonus payments may range from 33% of the target amounts, if actual results meet the minimum target amounts, to 100% of the target amounts, if the Company meets the base case targets.  No bonus amount is payable if actual results are below the minimum target amounts, unless the Compensation Committee approves the discretionary portion of the bonus plan.  In addition, if the Company’s actual results for 2010 exceed the Company’s base case targets, the named executive officers may receive a maximum of 125% of their bonus target amounts depending on actual results. The Company believes that the base case target revenue and EBITDA metrics are achievable if the Company meets the base case 2010 operating plan.